Exhibit (k)
                          Omitted Financial Statements


















                        SIT FLORIDA TAX FREE INCOME FUND

                       Statement of Assets and Liabilities

                                December 19, 2003

                   (With Independent Auditors' Report Thereon)




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                        SIT FLORIDA TAX FREE INCOME FUND



                                TABLE OF CONTENTS



                                                              PAGE

Independent Auditors' Report                                   1

Statement of Assets and Liabilities                            2

Notes to Statement of Assets and Liabilities                   3






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                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholder
Sit Mutual Fund Trust:

We have audited the accompanying statement of assets and liabilities of Sit Florida Tax Free Income Fund (a series of Sit Mutual Fund Trust) as of December 19, 2003. This financial statement is the responsibility of fund management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. Our procedures included confirmation of cash in bank on demand deposit as of December 19, 2003, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of Sit Florida Tax Free Income Fund as of December 19, 2003, in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP

Minneapolis, Minnesota
December 30, 2003




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

                        SIT FLORIDA TAX FREE INCOME FUND

                       Statement of Assets and Liabilities
                                December 19, 2003

ASSETS

Cash in back on demand deposit                                                 $   100,000
                                                                               -----------
   Total assets                                                                    100,000
                                                                               -----------

Net assets applicable to outstanding capital stock                             $   100,000
                                                                               ===========

REPRESENTED BY

Capital stock - $0.001 par value                                               $        10
Additional paid-in capital                                                          99,990
                                                                               -----------
     Total - representing net assets applicable to outstanding capital stock   $   100,000
                                                                               ===========


Authorized shares (000's)                                                       10,000,000
Outstanding shares                                                                  10,000
                                                                               ===========

     Net asset value per share of outstanding capital stock                    $     10.00
                                                                               ===========



See accompanying notes to statement of assets and liabilities.



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                        SIT FLORIDA TAX FREE INCOME FUND

                  Notes to Statement of Assets and Liabilities

                                December 19, 2003


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The Sit Florida Tax Free Income Fund (the Fund) is a 100% no-load fund, and is registered under the Investment Company Act of 1940 (as amended) as non-diversified, open-end management investment company, or series thereof. The Fund is a series fund of Sit Mutual Fund Trust. The investment objective for the Fund is to seek high current income that is exempt from federal regular income tax by investing in securities that are exempt from the Florida intangibles tax.

         The only transaction of the Fund since inception has been the initial sale on December 19, 2003 of 10,000 shares of the Fund to Sit Investment Associates Inc., which represented the initial capital at $10.00 per share.

         (a)      INCOME TAXES

                  The Fund's policy is to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to shareholders. Therefore, no income tax provision is required. Also, in order to avoid the payment of any federal excise taxes, the Fund will distribute substantially all of their net investment income and net realized gains on a calendar year basis.

(2)      EXPENSES

         The Fund has entered into an investment management agreement with Sit Investment Associates, Inc. (SIA), under which SIA manages the Fund's assets and provides research, statistical and advisory services, and pays related office rental, executive expenses and executive salaries. SIA also is obligated to pay all of the Fund's expenses (excluding extraordinary expenses, stock transfer taxes, interest, brokerage commissions, and other transaction charges relating to investing activities). The fee for investment management and advisory services is based on the average daily net assets of the Fund at the annual rate of 0.80%. Organizational costs associated with the start-up of the Fund are paid by SIA.